Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

DALLAS – (GLOBE NEWSWIRE) – February 27, 2018 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the fourth quarter and full year 2017.

“Focused execution on our key initiatives resulted in growth in our same-community NOI, Adjusted EBITDAR and Adjusted CFFO in the fourth quarter on both a sequential and year-over-year basis,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “In 2017, we made a number of broad-based organizational and operational changes to refocus our company-wide culture of high reliability, accountability and operational excellence. We took immediate action to overcome challenges and drive sustainable profitable growth. We also continue to execute our comprehensive strategy to deliver higher revenues, enhance cash flow and maximize the value of our owned real estate. We are particularly pleased that the proactive systems and protocols we implemented to combat the severe flu season greatly minimized its spread throughout our communities.

“The initiatives we implemented are expected to produce further improvement in our key metrics in 2018 and beyond, and provide a strong foundation for us to execute our long-term strategy focused on organic growth, accretive acquisitions, conversion of units to higher levels of care and EBITDAR-enhancing capital expenditures. By diligently executing this strategy, we expect to increase revenues, reduce operating expenses and increase EBITDAR and CFFO.

“With a disciplined focus on our growth strategy and driving operational improvements, we are well positioned to enhance shareholder value and capitalize on our competitive advantages as a leading pure-play private-pay senior housing owner/operator.”

Operating and Financial Summary (all amounts in this operating and financial summary exclude four communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release.)

CAPITAL/Page 2

•	Revenue in the fourth quarter of 2017, including all communities, was $117.0 million, a $1.2 million, or 1.0%, increase from the fourth quarter of 2016. Revenue for full year 2017 was $467.0 million, a $19.5 million, or 4.4%, increase from full year 2016. The fourth quarter of 2017 includes no revenue from the Company’s two communities impacted by Hurricane Harvey in late August 2017. Full year 2017 includes almost nine months of revenue related to these communities.

•	Revenue for consolidated communities, and also excluding the Company’s two communities impacted by Hurricane Harvey, was $110.9 million in the fourth quarter of 2017, an increase of 2.6% as compared to the fourth quarter of 2016. For full year 2017, revenue on the same basis was $438.0 million, a 5.1% increase as compared to full year 2016.

•	Occupancy for the Company’s consolidated communities, and excluding the Company’s two communities impacted by Hurricane Harvey, was 87.5% in the fourth quarter of 2017, an increase of 30 basis points from the third quarter of 2017 and a decrease of 110 basis points from the fourth quarter of 2016. Same-community occupancy was 87.4% in the fourth quarter of 2017, a 30 basis point increase from the third quarter of 2017 and a 120 basis point decrease from the fourth quarter of 2016.

•	Average monthly rent for the Company’s consolidated communities, and excluding the Company’s two communities impacted by Hurricane Harvey, in the fourth quarter of 2017 was $3,613, an increase of $110 per occupied unit, or 3.1%, as compared to the fourth quarter of 2016. Same-community average monthly rent was $3,603, an increase of $107 per occupied unit, or 3.1%, from the fourth quarter of 2016.

•	Income from operations, including all communities, was $8.2 million in the fourth quarter of 2017, which includes the non-cash amortization of resident leases of $0.3 million associated with communities acquired by the Company in the previous 12 months. Income from operations, including all communities, for full year 2017 was $7.8 million, which includes a non-cash lease termination charge of $12.9 million associated with the Company’s purchase in January 2017 of four communities it previously leased and the non-cash amortization of resident leases of $7.8 million associated with communities acquired by the Company in the previous 12 months.

•	The Company’s Net Loss for the fourth quarter of 2017, including all communities, was $6.4 million, which includes the non-cash amortization of resident leases of $0.3 million associated with communities acquired by the Company in the previous 12 months and a non-cash charge of $1.9 million primarily related to reassessment of the Company’s deferred tax assets and liabilities associated with tax reform under the Tax Cuts and Jobs Act enacted by Congress in December 2017. Net loss for full year 2017 was $44.2 million, which includes these previously noted items: $12.9 million non-cash lease termination charge, $7.8 million of non-cash amortization of resident leases and the $1.9 million non-cash tax charge related to tax reform.

CAPITAL/Page 3

•	Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $2.2 million in the fourth quarter of 2017 and $8.7 million for full year 2017.

•	Adjusted EBITDAR was $39.4 million in the fourth quarter of 2017 compared to $38.6 million in the fourth quarter of 2016. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry. The four communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $1.0 million of EBITDAR in the fourth quarter of 2017. Adjusted EBITDAR was $153.4 million for full year 2017. The four communities undergoing repositioning generated an additional $3.7 million for full year 2017.

•	Adjusted Cash From Facility Operations (“CFFO”) was $12.3 million in the fourth quarter of 2017 compared to $12.2 million in the fourth quarter of 2016. For full year 2017, Adjusted CFFO was $45.9 million.

•	During the fourth quarter of 2017, the Company completed supplemental loans on two communities that resulted in $7.1 million in net cash proceeds. These loans have an average interest rate of 5.6% and mature coterminous with the original loans in 2023 and 2025.

Financial Results - Fourth Quarter

For the fourth quarter of 2017, the Company reported revenue of $117.0 million, compared to revenue of $115.8 million in the fourth quarter of 2016, an increase of 1.0%. Revenue for consolidated communities excluding the four communities undergoing repositioning, lease-up or significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey, increased 2.6% in the fourth quarter of 2017 as compared to the fourth quarter of 2016.

Operating expenses for the fourth quarter of 2017 were $71.3 million, a decrease of $0.5 million from the fourth quarter of 2016, despite approximately $0.5 million of additional operating expenses in the fourth quarter of 2017 as compared to the fourth quarter of 2016 due to the acquisition of a senior housing community in November 2016. Operating expenses include a $1.5 million business interruption insurance credit related to the Company’s two Houston communities impacted by Hurricane Harvey to offset the lost revenues and continuing expenses, and to restore the communities’ net income for the fourth quarter of 2017 based on an approximate average of the communities’ net income in the seven months of 2017 prior to the hurricane.

General and administrative expenses for the fourth quarter of 2017 were $5.9 million. This compares to general and administrative expenses of $6.7 million in the fourth quarter of 2016. Excluding transaction and conversion costs in both periods, general

CAPITAL/Page 4

and administrative expenses increased $0.9 million in the fourth quarter of 2017 as compared to the fourth quarter of 2016, primarily due to a $0.6 million increase in net healthcare expense year over year. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.8% in the fourth quarter of 2017 compared to 4.1% in the fourth quarter of 2016.

Income from operations for the fourth quarter of 2017 was $8.2 million. The Company recorded a net loss on a GAAP basis of $6.4 million in the fourth quarter of 2017. Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $2.2 million in the fourth quarter of 2017.

The Company’s Non-GAAP financial measures exclude four communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the fourth quarter of 2017 was $39.4 million as compared to $38.6 million in the fourth quarter of 2016. The four communities undergoing repositioning, lease-up or significant renovation and conversion not included in Adjusted EBITDAR generated an additional $1.0 million of EBITDAR.

Adjusted CFFO was $12.3 million in the fourth quarter of 2017, as compared to $12.2 million in the fourth quarter of 2016.

Financial Results – Full Year

The Company reported 2017 revenue of $467.0 million, compared to revenue of $447.4 million in 2016, an increase of 4.4%. Revenue for consolidated communities excluding the four communities undergoing repositioning, lease-up or significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey, increased 5.1% in 2017 as compared to 2016. Operating expenses were $290.7 million in 2017, an increase of $16.8 million from 2016.

General and administrative expenses were $23.6 million in 2017 compared to $23.7 million in 2016. General and administrative expenses as a percentage of revenues under management, excluding one-time, transaction and conversion costs, were 4.7% in 2017 compared to 4.4% in 2016.

Income from operations for full year 2017 was $7.8 million. The Company recorded a net loss on a GAAP basis of $44.2 million for full year 2017. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net loss was $8.7 million for full year 2017.

Adjusted EBITDAR was $153.4 million for full year 2017. The four communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $3.7 million of EBITDAR in 2017. Adjusted CFFO for 2017 was $45.9 million.

CAPITAL/Page 5

Operating Activities

Same-community results exclude the four communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, the two Houston communities impacted by Hurricane Harvey, and one community that was acquired during the fourth quarter of 2016. Same-community results also exclude certain transaction and conversion costs.

Same-community revenue in the fourth quarter of 2017 increased 2.1% versus the fourth quarter of 2016.

Same-community operating expenses increased 1.7% from the fourth quarter of the prior year, excluding conversion costs in both periods. On the same basis, labor costs, including benefits, increased 1.4% and utilities increased 3.0%, while food costs decreased 2.3%, all as compared to the fourth quarter of 2016. At communities that have not converted units to higher levels of care in the last year, labor costs decreased 0.6%. Contract labor costs decreased $0.3 million sequentially from the third quarter of 2017 and were essentially flat with the fourth quarter of 2016. Same-community net operating income increased approximately 3.0% in the fourth quarter of 2017 as compared to the fourth quarter of 2016.

Capital expenditures for the third quarter of 2017 were $9.8 million, representing approximately $8.3 million of investment spending and approximately $1.5 million of recurring capital expenditures.

Balance Sheet

The Company ended the quarter with $31.0 million of cash and cash equivalents, including restricted cash. During the fourth quarter of 2017, the Company spent $9.8 million on capital improvements and received net cash proceeds of $7.1 million related to supplemental loans on two communities. The Company received reimbursements from one of its REIT partners totaling $0.5 million in the fourth quarter for capital improvements at certain leased communities and expects to receive additional reimbursements as the remaining projects at leased communities are completed.

As of December 31, 2017, the Company financed its owned communities with mortgages totaling $963.1 million at interest rates averaging 4.7%. All of the Company’s debt is at fixed interest rates, except for two bridge loans totaling approximately $76.5 million at December 31, 2017, one of which matures in the second quarter of 2019 and the other in the first quarter of 2020. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

CAPITAL/Page 6

Q4 2017 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2017 financial results. The call will be held on Tuesday, February 27, 2018, at 5:00 p.m. Eastern Time. The call-in number is 323-701-0230, confirmation code 5306718. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting February 27, 2018 at 8:00 p.m. Eastern Time, until March 7, 2018 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 5306718. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review on the last page of this release the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net (loss) income to Adjusted Net (Loss) Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

CAPITAL/Page 7

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and memory care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(audited, in thousands, except per share data)

	December 31,
	2017	2016
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$17,646	$34,026
Restricted cash	13,378	13,297
Accounts receivable, net	12,307	13,675
Property tax and insurance deposits	14,386	14,665
Prepaid expenses and other	6,332	6,365

Total current assets	64,049	82,028
Property and equipment, net	1,099,786	1,032,430
Other assets, net	18,836	31,323

Total assets	$1,182,671	$1,145,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,801	$5,051
Accrued expenses	40,751	39,064
Current portion of notes payable, net of deferred loan costs	19,728	17,889
Current portion of deferred income	13,840	16,284
Current portion of capital lease and financing obligations	3,106	1,339
Federal and state income taxes payable	383	218
Customer deposits	1,394	1,545

Total current liabilities	87,003	81,390
Deferred income	10,033	12,205
Capital lease and financing obligations, net of current portion	48,805	37,439
Deferred taxes	1,941	—
Other long-term liabilities	16,250	15,325
Notes payable, net of deferred loan costs and current portion	938,206	882,504
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:	—	—
Authorized shares — 15,000; no shares issued or outstanding
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 30,505 and 30,012 in 2017 and 2016, respectively	310	305
Additional paid-in capital	179,459	171,599
Retained deficit	(95,906)	(51,556)
Treasury stock, at cost – 494 shares in 2017 and 2016	(3,430)	(3,430)

Total shareholders’ equity	80,433	116,918

Total liabilities and shareholders’ equity	$1,182,671	$1,145,781

CAPITAL/Page 9

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(audited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Resident revenue	$116,971	$115,805	$466,997	$447,448
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	71,314	71,806	290,662	273,899
General and administrative expenses	5,896	6,702	23,574	23,671
Facility lease expense	13,934	15,568	56,432	61,718
Loss on facility lease termination	—	—	12,858	—
Provision for bad debt	393	513	1,748	1,727
Stock-based compensation expense	1,849	4,163	7,682	11,645
Depreciation and amortization expense	15,337	16,295	66,199	60,398

Total expenses	108,723	115,047	459,155	433,058

Income from operations	8,248	758	7,842	14,390
Other income (expense):
Interest income	22	17	73	67
Interest expense	(12,531)	(11,241)	(49,471)	(42,207)
Gain (Loss) on disposition of assets, net	3	(12)	(123)	(65)
Other income	1	—	7	233

Loss before provision for income taxes	(4,257)	(10,478)	(41,672)	(27,582)
Benefit (Provision) for income taxes	(2,102)	(32)	(2,496)	(435)

Net loss	$(6,359)	$(10,510)	$(44,168)	$(28,017)

Per share data:
Basic net loss per share	$(0.22)	$(0.36)	$(1.50)	$(0.97)

Diluted net loss per share	$(0.22)	$(0.36)	$(1.50)	$(0.97)

Weighted average shares outstanding — basic	29,531	29,000	29,453	28,909

Weighted average shares outstanding — diluted	29,531	29,000	29,453	28,909

Comprehensive loss	$(6,359)	$(10,510)	$(44,168)	$(28,017)

CAPITAL/Page 10

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(audited, in thousands)

	Year Ended December 31,
	2017	2016
Operating Activities
Net loss	$(44,168)	$(28,017)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	66,199	60,398
Amortization of deferred financing charges	1,626	1,193
Amortization of deferred lease costs and lease intangibles	859	679
Amortization of lease incentives	(1,336)	(710)
Deferred income	(1,397)	(414)
Deferred taxes	1,941	—
Lease incentives	5,673	7,530
Loss on facility lease termination	12,858	—
Loss on disposition of assets, net	123	65
Provision for bad debts	1,748	1,727
Stock-based compensation expense	7,682	11,645
Changes in operating assets and liabilities:
Accounts receivable	(8,159)	(14,519)
Property tax and insurance deposits	279	(267)
Prepaid expenses and other	33	(1,995)
Other assets	4,061	(2,228)
Accounts payable	2,750	1,695
Accrued expenses	1,689	4,798
Other liabilities	5,017	12,014
Federal and state income taxes receivable/payable	165	107
Deferred resident revenue	(1,898)	(1,148)
Customer deposits	(151)	(274)

Net cash provided by operating activities	55,594	52,279
Investing Activities
Capital expenditures	(39,959)	(62,371)
Cash paid for acquisitions	(85,000)	(138,750)
Proceeds from disposition of assets	19	72

Net cash used in investing activities	(124,940)	(201,049)
Financing Activities
Proceeds from notes payable	77,197	150,798
Repayments of notes payable	(20,099)	(17,680)
Cash payments for capital lease and financing obligations	(2,869)	(1,314)
Increase in restricted cash	(81)	(138)
Cash proceeds from the issuance of common stock	—	67
Excess tax benefits on stock options exercised	—	(27)
Purchases of treasury stock	—	(2,496)
Deferred financing charges paid	(1,182)	(2,501)

Net cash provided by financing activities	52,966	126,709

Decrease in cash and cash equivalents	(16,380)	(22,061)
Cash and cash equivalents at beginning of period	34,026	56,087

Cash and cash equivalents at end of period	$17,646	$34,026

Supplemental Disclosures
Cash paid during the period for:
Interest	$47,022	$40,585

Income taxes	$543	$582

CAPITAL/Page 11

Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q4 17	Q4 16	Q4 17	Q4 16	Q4 17	Q4 16
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	83	79	10,767	9,971	7,970	7,616
Leased	46	50	5,756	6,333	4,414	4,901

Total	129	129	16,523	16,304	12,384	12,517

Independent living			6,879	6,965	5,000	5,295
Assisted living			9,644	9,339	7,384	7,222

Total			16,523	16,304	12,384	12,517

II. Percentage of Operating Portfolio
Consolidated communities
Owned	64.3%	61.2%	65.2%	61.2%	64.4%	60.8%
Leased	35.7%	38.8%	34.8%	38.8%	35.6%	39.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			41.6%	42.7%	40.4%	42.3%
Assisted living			58.4%	57.3%	59.6%	57.7%

Total			100.0%	100.0%	100.0%	100.0%

CAPITAL/Page 12

Capital Senior Living Corporation

Supplemental Information (excludes four communities being repositioned/leased up and two Houston communities impacted by Hurricane Harvey)

Selected Operating Results	Q4 17	Q4 16
I. Owned communities
Number of communities	78	74
Resident capacity	9,841	9,045
Unit capacity (1)	7,472	6,891
Financial occupancy (2)	89.0%	89.8%
Revenue (in millions)	70.2	63.6
Operating expenses (in millions) (3)	43.8	40.1
Operating margin (3)	38%	37%
Average monthly rent	3,515	3,426
II. Leased communities
Number of communities	45	49
Resident capacity	5,530	6,107
Unit capacity (1)	4,228	4,715
Financial occupancy (2)	84.7%	86.8%
Revenue (in millions)	40.8	44.5
Operating expenses (in millions) (3)	23.3	25.3
Operating margin (3)	43%	43%
Average monthly rent	3,797	3,621
III. Consolidated communities
Number of communities	123	123
Resident capacity	15,371	15,152
Unit capacity	11,699	11,606
Financial occupancy (2)	87.5%	88.6%
Revenue (in millions)	110.9	108.1
Operating expenses (in millions) (3)	67.0	65.4
Operating margin (3)	40%	40%
Average monthly rent	3,613	3,503
IV. Communities under management
Number of communities	123	123
Resident capacity	15,371	15,152
Unit capacity (1)	11,699	11,606
Financial occupancy (2)	87.5%	88.6%
Revenue (in millions)	110.9	108.1
Operating expenses (in millions) (3)	67.0	65.4
Operating margin (3)	40%	40%
Average monthly rent	3,613	3,503
V. Same communities under management
Number of communities	122	122
Resident capacity	15,171	14,952
Unit capacity (1)	11,577	11,524
Financial occupancy (2)	87.4%	88.6%
Revenue (in millions)	109.3	107.0
Operating expenses (in millions) (3)	65.9	64.8
Operating margin (3)	40%	39%
Average monthly rent	3,603	3,496
VI. General and Administrative expenses as a percent of Total Revenues under Management
Fourth quarter (4)	4.8%	4.1%
Year to date (4)	4.7%	4.4%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium financing)
Total fixed rate mortgage debt	886,597	895,469
Total variable rate mortgage debt	76,505	11,742
Weighted average interest rate	4.68%	4.61%

(1)	Due to conversion and refurbishment projects completed at certain communities, unit capacity is higher in Q4 17 than Q4 16 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)	Excludes transaction and conversion costs.

CAPITAL/Page 13

CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDAR
Net loss	$(6,359)	$(10,510)	$(44,168)	$(28,017)
Depreciation and amortization expense	15,337	16,295	66,199	60,398
Stock-based compensation expense	1,849	4,163	7,682	11,645
Facility lease expense	13,934	15,568	56,432	61,718
Loss on facility lease termination	—	—	12,858	—
Provision for bad debts	393	513	1,748	1,727
Interest income	(22)	(17)	(73)	(67)
Interest expense	12,531	11,241	49,471	42,207
(Gain) Loss on disposition of assets, net	(3)	12	123	65
Other income	(1)	—	(7)	(233)
Provision for income taxes	2,102	32	2,496	435
Casualty losses	269	202	1,996	1,271
Transaction and conversion costs	331	1,859	2,323	4,922
Communities excluded due to repositioning/lease-up	(976)	(733)	(3,716)	(3,167)

Adjusted EBITDAR	$39,385	$38,625	$153,364	$152,904

Adjusted Revenues
Total revenues	$116,971	$115,805	$466,997	$447,448
Communities excluded due to repositioning/lease-up	(6,017)	(4,532)	(21,178)	(17,730)

Adjusted revenues	$110,954	$111,273	$445,819	$429,718

Adjusted net loss and Adjusted net loss per share
Net loss	$(6,359)	$(10,510)	$(44,168)	$(28,017)
Casualty losses	269	202	1,996	1,271
Transaction and conversion costs	352	4,888	2,906	7,719
Resident lease amortization	236	3,401	7,643	12,993
Loss on facility lease termination	—	—	12,858	—
(Gain) Loss on disposition of assets	(3)	12	122	65
Tax impact of Non-GAAP adjustments (37%)	(316)	(3,146)	(9,444)	(8,158)
Deferred tax asset valuation allowance	2,678	2,170	16,698	8,569
Communities excluded due to repositioning/lease-up	947	700	2,735	1,694

Adjusted net (loss) income	$(2,196)	$(2,283)	$(8,654)	$(3,864)

Diluted shares outstanding	29,531	29,000	29,453	28,909

Adjusted net (loss) income per share	$(0.07)	$(0.08)	$(0.29)	$(0.13)

Adjusted CFFO
Net loss	$(6,359)	$(10,510)	$(44,168)	$(28,017)
Non-cash charges, net	19,769	22,647	95,976	82,113
Lease incentives	(514)	(1,672)	(5,673)	(7,530)
Recurring capital expenditures	(1,186)	(1,183)	(4,746)	(4,634)
Casualty losses	269	202	2,028	1,271
Transaction and conversion costs	352	2,737	2,681	5,568
Tax impact of Spring Meadows Transaction	—	(106)	—	(424)
Communities excluded due to repositioning/lease-up	(21)	49	(226)	(43)

Adjusted CFFO	$12,310	$12,164	$45,872	$48,304

***